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                                              EXHIBIT 4.4

           1994 NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN
                  SERVICEMASTER OPTION TERM SHEET
                       Dated August 1, 1994

TO : _________________


     ServiceMaster Limited Partnership ("ServiceMaster") is pleased to grant you an option under its 1994 Non-Employee
Directors Share Option Plan on the following terms:

     Number of Shares Originally Subject
     to Option                                5,000 Shares

     Option Acquisition Price payable by you
     immediately to ServiceMaster             $7,500 (i.e.,
                                              $1.50 for every
                                              share subject to
                                              the option)

     Exercise Price at which you are
     entitled to purchase shares under the
     Option                                   $25.00 per Share

     Grant Date:   August 1, 1994
     Expiration Date:  July 31, 2004


     Enclosed are the following materials relating to your new option (which together with this Term Sheet comprise your "Option
Package"):

     1.   Option Agreement

     2.   ServiceMaster Limited Partnership 1994 Non-Employee
          Directors Option Plan.

     3.   Description of Certain Federal Income Tax
          Considerations Applicable to the Plan.

     You should have a copy of ServiceMaster's 1993 Annual Report to Shareholders, but if you do not, we will send one to you.
While you hold your options, ServiceMaster will furnish you with copies of all communications to its Shareholders as such communications are issued.

     Please read the enclosed materials carefully. If you decide to accept the option, please:

     1. Sign your name at the place provided at the bottom of the reverse side of this page to acknowledge receipt of
                              (OVER)

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your Option Package and to signify your agreement to the terms of the enclosed Option agreement, and

     2.   Send a check payable to ServiceMaster Limited
          Partnership in the amount of $7,500 and one signed copy of this Term Sheet to Susan Krause at ServiceMaster's headquarters at One ServiceMaster Way, Downers Grove,
          Illinois 60515-9969. Susan can be reached by telephone at 708/271-2500.

Please keep a second copy of this Term Sheet and the other option package documents for your records.

     If you do not return your Option Acquisition Price payment and the signed Term Sheet to Susan Krause by October 31, 1994,
ServiceMaster reserves the right to revoke your option. If your option is revoked, it may not be exercised thereafter.

     ServiceMaster regularly files with the Securities and Exchange Commission a 10-Q report within 45 days after the end of each of the first three calendar quarters each year and files an Annual Report on Form 10-K with the Commission within 90 days after the end of each year. ServiceMaster may also make other filings with the Commission from time to time. These filings contain ServiceMaster financial statements and other information about ServiceMaster. ServiceMaster will be glad to provide you with any copies of these materials you request. Please direct your request to Susan Krause at the address or phone number given above. We will also be happy to answer any other questions you may have about the ServiceMaster 1994 Non-Employee Directors Share Option Plan or its administration.

     This Term Sheet and each of the three other components of your Option Package identified above constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933. The ServiceMaster 1994 Non-Employee Directors Share Option Plan is not subject to any of the provisions of the Employee Retirement Income Act of 1974. The Shares obtainable by exercise of your option may be Shares repurchased by ServiceMaster in the public market or originally issued Shares. In either event, ServiceMaster will receive both the option acquisition price and exercise price payable for Shares you purchase upon exercise of your option.

                          SERVICEMASTER LIMITED PARTNERSHIP

                          By: ServiceMaster Management Corporation



                          By:   /s/ Vernon T. Squires
                           Sr. Vice President and General Counsel

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     I acknowledge that I have received and read the Option Package and the ServiceMaster Annual Report identified in this Term Sheet.
I accept the Option described in this Term Sheet and in the accompanying Option Agreement and Option Plan, and I agree to be bound by all terms in this Term Sheet, the Option Agreement and Option Plan. I confirm that I am acquiring the Option for investment and that I will also acquire shares issuable upon exercise of the Option for investment.



PLEASE SIGN HERE:                                 SS#: